                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.______)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                               BANCORPSOUTH, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               [BANCORPSOUTH LOGO]

                              ONE MISSISSIPPI PLAZA
                            TUPELO, MISSISSIPPI 38804

                                  April 1, 2002


TO THE SHAREHOLDERS OF
   BANCORPSOUTH, INC.

         On Tuesday, April 23, 2002, at 7:00 p.m. (Central Time), the annual meeting of shareholders of BancorpSouth, Inc. will be held at the Ramada Inn Convention Center, 854 North Gloster Street, Tupelo, Mississippi. Dinner will be served. You are cordially invited to attend and participate in the meeting.

         Please read our enclosed Annual Report to Shareholders and the attached Proxy Statement. They contain important information about your company and the matters to be addressed at the annual meeting.

         Whether you plan to attend the meeting or not, I urge you to vote your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy by: (i) touch-tone telephone, or (ii) completing, signing, dating and returning the enclosed proxy card. Instructions regarding both methods of voting are contained in the Proxy Statement and on the enclosed proxy card. If you attend the annual meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.

         If you plan to attend the dinner portion of the annual meeting, please be sure to complete and return the enclosed reservation card.

         I look forward to seeing you at this year's annual meeting.

                                    Sincerely,



                                    /s/ Aubrey B. Patterson

                                    AUBREY B. PATTERSON
                                    Chairman of the Board
                                    and Chief Executive Officer

Enclosures:
1. Proxy Card and Business Reply Envelope
2. Meeting Reservation Card
3. Householding Notice
4. Annual Report to Shareholders

        YOUR VOTE IS VERY IMPORTANT . . . VOTE YOUR PROXY VIA TOUCH-TONE
            TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING
                        THE ENCLOSED PROXY CARD PROMPTLY.

                               [BANCORPSOUTH LOGO]

                              ONE MISSISSIPPI PLAZA
                            TUPELO, MISSISSIPPI 38804

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 23, 2002

TO THE SHAREHOLDERS OF
   BANCORPSOUTH, INC.

         The annual meeting of shareholders of BancorpSouth, Inc. will be held on Tuesday, April 23, 2002, at 7:00 p.m. (Central Time) at the Ramada Inn Convention Center, 854 North Gloster Street, Tupelo, Mississippi, for the following purposes:

         (1)      To elect five directors;

         (2) To approve certain amendments of BancorpSouth's 1994 Stock Incentive Plan;

         (3) To ratify the appointment of the accounting firm of KPMG LLP as independent auditors of BancorpSouth, Inc. and its subsidiary for the year ending December 31, 2002; and

         (4) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 8, 2002 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                    By order of the Board of Directors,



                                    /s/ Aubrey B. Patterson

                                    AUBREY B. PATTERSON
                                    Chairman of the Board
                                    and Chief Executive Officer

April 1, 2002

                                   IMPORTANT:

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY VIA TOUCH-TONE TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                               [BANCORPSOUTH LOGO]

                              ONE MISSISSIPPI PLAZA
                            TUPELO, MISSISSIPPI 38804

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BancorpSouth, Inc. (the "Company"), to be voted at the Company's annual meeting of shareholders to be held at the Ramada Inn Convention Center, 854 North Gloster Street, Tupelo, Mississippi, on April 23, 2002, at 7:00 p.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy card are first being sent to shareholders on or about April 1, 2002.

         If your proxy is properly given and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder, and if no instructions are given, it will be voted (i) "FOR" the election as directors of the nominees listed in this Proxy Statement, (ii) "FOR" approval of the proposed amendments of the Company's 1994 Stock Incentive Plan, (iii) "FOR" ratification of the appointment of the accounting firm of KPMG LLP as independent auditors of the Company and its subsidiary for the year ending December 31, 2002 and (iv) in accordance with the recommendations of the Board of Directors on any other proposal that may properly come before the annual meeting.

         Shareholders are encouraged to vote their proxies either by (i) touch-tone telephone or (ii) completing, signing, dating and returning the enclosed proxy card, but NOT by both methods. If you do vote by both methods, only the last vote that is submitted will be counted and each previous vote will be disregarded. Shareholders who vote by proxy using either method before the annual meeting have the right to revoke the proxy at any time before it is exercised, by written request to the Company or by voting a proxy at a later date. The grant of a proxy will not affect the right of any shareholder to attend the meeting and vote in person.

         Pursuant to the Mississippi Business Corporation Act and the Company's governing documents, a proxy voted by touch-tone telephone has the same validity as one voted by mail. In order to vote by touch-tone telephone, shareholders need the ten-digit Control Number found on their proxy card. To vote by touch-tone telephone, call 1-800-542-1160, enter the ten-digit Control Number and follow the simple instructions to vote on the proposals described below and on the proxy card. This toll-free call can be made at anytime up until 10:59 p.m. (Central Time) on April 22, 2002, the day prior to the annual meeting, and should not require more than a few minutes to complete. To vote your proxy by mail, please complete, sign, date and return the enclosed proxy card in the enclosed business reply envelope.

         To vote by telephone, you need to follow these instructions. If you wish to vote as the Board of Directors recommends for all proposals, press "1" when prompted. If you wish to vote on each proposal separately, press "0" when prompted. When voting on Proposal 1, which relates to the election of directors, press "1" to vote for all nominees, press "9" to withhold your vote for all nominees and press "0" to withhold your vote for individual nominees. If you withhold your vote for an individual nominee, you will be prompted for the two-digit number located next to the nominee's name on the proxy card. For all other proposals, press "1" to vote "for" the proposal, press "9" to vote "against" the proposal or press "0" to "abstain" from voting on the proposal.

         The close of business on March 8, 2002 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this year's annual meeting. As of such date, the Company had 500,000,000 authorized shares of common stock, $2.50 par value (the "Common Stock"), of which 81,550,391 shares were outstanding and entitled to vote. The Common Stock is the Company's only outstanding voting stock.

                        PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

         The Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election at a meeting at which a quorum is present. The holders of Common

Stock do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast one vote per share for each nominee.

         Unless a proxy shall specify otherwise, the persons named in the proxy shall vote the shares covered thereby for the nominees listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

NOMINEES

         The Board of Directors has nominated the four individuals named below under the caption "Class II Nominees" for election as directors to serve until the annual meeting of shareholders in 2005, or until their earlier retirement in accordance with the policy of the Board of Directors (which provides that a director shall retire at age 65 unless he or she continues to be actively engaged in his or her primary occupation, in which event he or she shall retire at age 70).

         In addition, the Board of Directors has nominated the individual named below under the caption "Class III Nominee" for election as a director to serve until the annual meeting of shareholders in 2004, or until his earlier retirement in accordance with the policy of the Board of Directors. This Class III nominee is being nominated to fill the vacancy created by the retirement of
A. Douglas Jumper.

         Each nominee has consented to be a candidate and to serve, if elected.

         The following table shows the names, ages, principal occupations and other directorships of the nominees designated by the Board of Directors to become directors and the year in which each nominee was first elected to the Board of Directors.

                                                                                                     DIRECTOR
NAME                               AGE   PRINCIPAL OCCUPATION/OTHER DIRECTORSHIPS                     SINCE
----                               ---   ----------------------------------------                    --------
CLASS II NOMINEES - TERM EXPIRING IN 2005

W. G. Holliman, Jr............     64    Chairman, President, Chief Executive Officer and               1994
                                            Director, Furniture Brands International, Inc., St.
                                            Louis, Missouri and Tupelo, Mississippi (furniture
                                            manufacturer)

James V. Kelley..............      52    President and Chief Operating Officer of the Company and       2000
                                            BancorpSouth Bank; Chairman of the Board, President
                                            and Chief Executive Officer, First United Bancshares,
                                            Inc., El Dorado, Arkansas (bank holding company)
                                            (1987-2000)

Turner O. Lashlee.............     65    Chairman of the Board, Lashlee-Rich, Inc., Humboldt,           1992
                                            Tennessee (general construction, construction
                                            management and retail building materials supplier)

Alan W. Perry.................     54    Attorney at Law, Forman, Perry, Watkins, Krutz & Tardy,        1994
                                            PLLC, Jackson, Mississippi

CLASS III NOMINEE - TERM EXPIRING IN 2004

Larry G. Kirk................      55    Chairman, Chief Executive Officer and Director, Hancock         N/A
                                            Fabrics, Inc., Tupelo, Mississippi

CONTINUING DIRECTORS

         The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated. Shareholders are not voting on the election of the Class I and Class III directors listed below. The following table shows the names, ages, principal occupations and other directorships of each continuing director, and the year in which each was first elected to the Board of Directors.

                                                                                                     DIRECTOR
NAME                               AGE   PRINCIPAL OCCUPATION/OTHER DIRECTORSHIPS                     SINCE
----                               ---   ----------------------------------------                    --------

CLASS I - TERM EXPIRING IN 2003

Shed H. Davis.................     69    Managing Partner, Davis Farms Partnership, Bruce,              1955
                                            Mississippi (farming)

Hassell H. Franklin...........     66    Chief Executive Officer, Franklin Corp., Houston,              1974
                                            Mississippi (furniture manufacturer)

Robert C. Nolan..............      60    Chairman of the Board, Deltic Timber Corporation, El           2000
                                            Dorado, Arkansas (timber production); Managing
                                            Partner, Munoco Company, El Dorado, Arkansas (oil and
                                            gas exploration and production)

W. Cal Partee, Jr............      57    Partner, Partee Flooring Mill, Oil and Timber                  2000
                                            Investments, Magnolia, Arkansas (oil and lumber
                                            production)

Travis E. Staub...............     69    Vice Chairman, JESCO, Inc., Fulton, Mississippi                1975
                                            (construction and engineering)

CLASS III - TERM EXPIRING IN 2004


Aubrey B. Patterson..........      59    Chairman of the Board and Chief Executive Officer of the       1983
                                            Company and BancorpSouth Bank

R. Madison Murphy............      44    Chairman of the Board, Murphy Oil Corporation, El Dorado,      2000
                                            Arkansas (oil and gas exploration and production);
                                            Director, Deltic Timber Corporation, El Dorado,
                                            Arkansas (timber production)

         Each of the nominees and continuing directors has had the principal occupation indicated for more than five years, unless otherwise indicated. Messrs. Murphy and Nolan are first cousins.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
                     FOR EACH OF THE CLASS II AND CLASS III
                                   NOMINEES.

        PROPOSAL 2: AMENDMENT OF THE COMPANY'S 1994 STOCK INCENTIVE PLAN

         The Company's Board of Directors has adopted an amendment of the Company's 1994 Stock Incentive Plan, as amended and restated (the "1994 Plan"). As further described below, the primary purpose of this amendment is to increase the number of shares of Common Stock reserved for issuance under the 1994 Plan. The amendment is explained below. The description and explanation are qualified in their entirety by reference to the full text of the amendment of the 1994 Plan, which is attached hereto as Appendix A. If the amendment of the 1994 Plan is approved by the shareholders at the Annual Meeting, it will become effective without further action in accordance with its terms and conditions.

DESCRIPTION OF THE 1994 PLAN

         Prior to the amendment of the 1994 Plan, 2,916,000 shares of Common Stock had been reserved for issuance thereunder, of which 2,524,973 shares are either subject to outstanding awards or have been issued pursuant to the 1994 Plan. Prior to the amendment, the 1994 Plan permitted awards (collectively, "Awards") of "incentive stock options" ("ISOs") described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options which are not qualified as ISOs under the Code ("NQSOs"). The 1994 Plan is administered by the Stock Incentive Committee.

EXPLANATION OF CHANGES

         The material terms of the changes effected by the amendment of the 1994 Plan are as follows:

         Increase in Shares. Under the amendment to the 1994 Plan, an additional 4,000,000 shares of Common Stock are available for issuance, for a total of 6,916,000 shares. Without this increase, the Company would be extremely limited in its ability to offer Awards. The Board of Directors believes that Awards are an essential part of the Company's compensation program and provide meaningful inducements to employees to contribute to the Company's growth and financial performance. The 1994 Plan has been a useful tool in achieving the Company's business development goals by helping to attract and retain highly qualified employees. The Company believes that continuation of Awards is necessary in the current economic environment to attract and retain qualified individuals.

         The 1994 Plan provides for awards of shares of Common Stock that are subject to transfer restrictions ("Restricted Stock"). This feature is limited so that only 93,600 shares, as adjusted for the stock split on May 15, 1998, which number of shares is less than 5% of the shares available under the 1994 Plan, may be awarded as Restricted Stock. Notwithstanding the increase in shares available for issuance under the amendment to the 1994 Plan, the number of shares that may be issued pursuant to Awards that are Restricted Stock remains limited to 93,600 shares of Common Stock. The right to award Restricted Stock is limited because the Company's long-term strategy for incentive compensation is more reliant upon ISO and NQSO awards.

         Termination of Plan. The amended 1994 Plan has no set termination date except that the 4,000,000 additional shares of Common Stock that are available for Awards and are approved by shareholders under this proposal cannot be used for purposes of granting ISOs after January 22, 2012. Further, the 2,000,000 shares, as adjusted for the stock split on May 15, 1998, that were reserved for grant in 1998 will expire for purposes of granting ISOs on February 13, 2008 and the 916,000 shares, as adjusted for the stock split, that were originally approved in 1994 will similarly expire for purposes of granting ISOs on December 28, 2004. Otherwise, the 1994 Plan will continue until the Board of Directors terminates it. The ten-year period relative to each grant is necessitated by
Section 422 of the Code so that options can qualify as ISOs.

GENERAL DESCRIPTION OF THE 1994 PLAN

         The purpose of the 1994 Plan is to provide a performance incentive to employees and others who perform services that enhance the value of shareholders' equity. The Stock Incentive Committee is authorized to administer the 1994 Plan and to grant Awards to Company employees and to certain others who provide significant services to the Company. The 1994 Plan provides for the grant of ISOs, NQSOs and the award of Restricted Stock. ISOs may be granted only to employees of the Company and its subsidiaries. As of March 8, 2002, the Company employed approximately 3,850 people. The 1994 Plan will continue indefinitely until terminated by the Board of Directors.

         The Stock Incentive Committee determines which individuals are to receive Awards under the 1994 Plan, the type of Award to be granted (i.e., ISOs, NQSOs or Restricted Stock) and the exercise prices and vesting dates of each Award. The exercise price of ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% for individuals who own more than 10% of the total outstanding Common Stock). These and other terms are set forth in a written agreement between the Company and the individual receiving the Award. The aggregate fair market value of Common Stock with regard to which ISOs are exercisable by an individual for the first time during any calendar year may not exceed $100,000. No Award shall be exercisable after the expiration of ten years from the date it is granted (five years for ISOs granted to individuals who own more than 10% of the total outstanding shares of Common Stock).

         As of March 8, 2002, the Company had options outstanding to purchase 2,092,724 shares of Common Stock under the 1994 Plan. The exercise price under which options have been granted has been the fair market value of the Company's Common Stock on the date of grant. Based upon the closing sale price of the Common Stock on March 8, 2002, the aggregate market value of the 2,092,724 shares of Common Stock underlying outstanding options granted pursuant to the 1994 Plan was approximately $40,368,645. As of March 8, 2002, 202,367 SARs that were previously granted were outstanding and no shares of Restricted Stock had been awarded.

         Once an option has become exercisable, the individual may purchase shares of Common Stock from the Company by paying the exercise price in cash, shares of Common Stock or in other consideration acceptable to the Stock Incentive Committee. Subject to limitations on "golden parachute" payments described in Sections 280G and 4999 of the Code, Awards granted after February 28, 1998 become fully vested upon the occurrence of a merger or certain other corporate events in which the control of the Company is changed.

         The amount of any Award under the 1994 Plan is subject to the discretion of the Stock Incentive Committee and, therefore, cannot be determined in advance. Similarly, the dollar value of such Awards cannot be determined prior to their grant. The table below provides information for 2001 regarding the dollar value and the number of shares of Common Stock underlying Awards granted under the 1994 Plan.

                       1994 INCENTIVE STOCK PLAN BENEFITS

                                                                     DOLLAR VALUE OF SHARES      NUMBER OF SHARES
                                                                          UNDERLYING                UNDERLYING
                       NAME AND POSITION                               STOCK OPTIONS (1)           STOCK OPTIONS
                       -----------------                             ----------------------      ----------------
Aubrey B. Patterson, Chairman and Chief Executive Officer of the             $284,250                  75,000
    Company and BancorpSouth Bank...............................

James V. Kelley, President and Chief Operating Officer of the                 113,700                  30,000
    Company and BancorpSouth Bank...............................

Michael L. Sappington, Executive Vice President of the Company and             56,850                  15,000
    Vice Chairman of BancorpSouth Bank..........................

Michael W. Weeks, Executive Vice President of the Company and Vice             45,480                  12,000
    Chairman of BancorpSouth Bank...............................

Harry R. Baxter, Executive Vice President of the Company and Vice                  --                      --
    Chairman of BancorpSouth Bank...............................

Executive Officer Group (9 persons).............................              663,250                 175,000

Non-Executive Director Group (10 persons).......................                N/A                     N/A

Non-Executive Officer Employee Group (3,841 persons)............              670,830                 177,000

--------------

(1) Based upon the closing sale price of the Company's Common Stock of $19.29 per share as reported on the New York Stock Exchange on March 8, 2002, which was more than $15.50, the exercise price of each of the options granted. The actual value of these options, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised.

FEDERAL INCOME TAX CONSEQUENCES

         Tax consequences to the Company and to individuals receiving Awards will vary with the type of Award. Generally, a participant will not recognize income and the Company is not entitled to take a deduction upon the grant of an ISO, NQSO or the award of Restricted Stock under the 1994 Plan. An individual who exercises an ISO will not recognize income on its exercise if he or she does not sell the shares of Common Stock acquired thereby for at least two years after the date of grant and one year after exercising the ISO. Any gain or loss on the sale of the Common Stock after these statutory holding periods will be subject to capital gains treatment. The exercise price of the ISO is the basis for purposes of determining capital gains.

         An individual who disposes of the Common Stock before the statutory holding periods are satisfied will have engaged in a "disqualifying disposition" and will recognize ordinary compensation income on the difference between the exercise price of the ISO and the fair market value of the Common Stock at the time the ISO was exercised. The individual's basis in the Common Stock after a disqualifying disposition is its fair market value at the time of exercise. The individual will also be subject to tax on capital gain, if any, upon the sale of the Common Stock on the amount realized in excess of the basis.

         Generally, the Company is not entitled to a tax deduction upon the grant of an option or the exercise of an ISO under the 1994 Plan. However, if the individual engaged in a disqualifying disposition, the Company may take a tax deduction for the amount of ordinary income recognized by the individual.

         Upon exercise of a NQSO, the individual recognizes ordinary income on the difference between the fair market value of the Common Stock and the exercise price paid under the NQSO. Unless an individual makes an election under Section 83(b) of the Code to be taxed at the time of grant, he or she will recognize ordinary income on the fair market value of the Common Stock at the time shares of Restricted Stock become vested. In either case, the Company is generally entitled to deduct the amount recognized by the individual for tax purposes. The individual is also subject to capital gains treatment on the subsequent sale of the Common Stock acquired through an Award. For this purpose, the individual's basis in the Common Stock is its fair market value at the time the NQSO is exercised or the Restricted Stock is vested (or transferred, if an election under Section 83(b) is made).

REGISTRATION UNDER THE SECURITIES ACT OF 1933

         The Company intends to register the additional shares of Common Stock authorized for issuance under the 1994 Plan under the Securities Act of 1933 on a Registration Statement on Form S-8 as soon as practicable after approval of the amendment of the 1994 Plan by the shareholders of the Company.

REQUIRED VOTE

         Approval of the amendment of the 1994 Plan requires the affirmative vote of the holders of a majority of the votes cast (in person or by proxy) at the annual meeting.

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT OF THE COMPANY'S 1994 STOCK INCENTIVE PLAN.

                        PROPOSAL 3: SELECTION OF AUDITORS

         Upon the recommendation of the Audit Committee, the Board of Directors has appointed the accounting firm of KPMG LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2002, subject to the approval of the shareholders of the Company. This firm has served as the independent auditors of the Company or its subsidiaries since 1973.

         In addition to rendering audit services for the year ended December 31, 2001, KPMG LLP performed various other services for the Company and its subsidiaries. The aggregate fees billed for the services rendered to the Company by KPMG LLP for 2001 were as follows:

      Audit Fees.........................................................   $ 310,000

      Financial Information Systems
             Design and Implementation Fees..............................   $      --

      All Other Fees (1).................................................   $ 337,700

       ---------------

       (1) Includes services for employee benefit plan audits, audits of subsidiary companies, due diligence for acquisitions, registration statement review, regulatory compliance review, accounting consultations, tax compliance and consultations and other consultations.

         The Audit Committee has considered whether the provision of non-audit services by KPMG LLP to the Company is compatible with maintaining KPMG LLP's independence.

         The affirmative vote of a majority of the shares of Common Stock represented at the annual meeting and entitled to vote is needed to ratify the appointment of KPMG LLP as auditors of the Company and its subsidiaries for the year ending December 31, 2002. If the appointment is not approved, the matter will be referred to the Audit Committee for further review. Representatives of KPMG LLP will be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS.

                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         During 2001, the Board of Directors of the Company held six meetings. Each director attended at least 75% of the meetings of the Board of Directors and all committees on which such director served, except Mr. Perry, who attended 71% of the meetings.

         The Board of Directors has established the standing committees described below. Mr. Patterson serves as an ex officio member of each committee other than the Audit Committee and Stock Incentive Committee, in addition to being Chairman of the Executive Committee. Mr. Patterson is a non-voting member of the Human Resources and Marketing Committee.

         The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company except those matters which cannot by law be delegated by the Board of Directors. Generally, the Executive Committee meets monthly. The Executive Committee held 10 meetings during 2001. The current members of the Executive Committee are Messrs. Patterson (Chairman), Franklin, Holliman, Jumper, Kelley, Lashlee, Nolan and Staub.

         The Audit Committee is responsible for determining the effectiveness of internal controls and operational procedures, compliance with applicable policies, regulations and laws, the engagement of the independent auditors for the Company and supervision of the annual audit. This committee also serves as the Audit and Loan Review Committee for BancorpSouth Bank, a subsidiary of the Company. The Audit Committee is currently composed of Messrs. Perry (Chairman), Davis and Murphy. This committee met 11 times during 2001.

         The Human Resources and Marketing Committee reviews and approves the salaries, benefits and other compensation of the employees of the Company and BancorpSouth Bank. The current member of this committee is Mr. Partee (Chairman). The committee met 11 times during 2001.

         Beginning in 2002, the Executive Compensation Committee will review and approve the salaries, benefits and other compensation of the executive officers of the Company and certain officers and executive officers of BancorpSouth Bank. The current members of this committee are Messrs. Staub (Chairman), Holliman and Lashlee. The committee met two times during 2001.

         The Stock Incentive Committee administers the Company's 1990 and 1994 Stock Incentive Plans. The current members of this committee are Messrs. Staub (Chairman), Holliman and Lashlee. This committee met two times during 2001.

         The Nominating Committee recommends to the Board of Directors nominees for election to the Board. The current members of this committee are Messrs. Franklin (Chairman), Holliman, Jumper, Kelley, Lashlee, Nolan, Patterson and Staub. The Nominating Committee met six times during 2001.

                            COMPENSATION OF DIRECTORS

         Directors who are employees of the Company receive no additional compensation for serving on the Company's Board of Directors or any committee thereof. Non-employee directors receive an annual retainer of $4,200, and are paid a meeting fee of $500 for each regular or special meeting attended. Members of the Executive Committee receive a fee of $1,100 for each committee meeting attended. Chairmen of standing or special committees of the Board of Directors receive an annual fee of $1,200 for serving as such. Members of other standing committees receive $600 for each committee meeting attended. In addition, each of the Company's directors serves on the Board of Directors of BancorpSouth Bank. Each director of BancorpSouth Bank who is not an employee of BancorpSouth Bank is paid $1,200 for each regular or special meeting of the Board of Directors of BancorpSouth Bank attended. Directors are reimbursed for necessary travel expenses and are insured under the Company's group life insurance plan for amounts of $15,000 to age 65 and $9,750 from age 65 until reaching age 70.

         At least 50% of the director fees are paid in the form of Common Stock pursuant to the Company's 1998 Director Stock Plan (the "Director Stock Plan"). In addition, the Director Stock Plan permits each director to elect to receive the remaining portion of the director fees in cash or Common Stock, or defer the receipt of the cash fee through a compensation deferral arrangement.

         Each non-employee director of the Company also participates in the Company's 1995 Non-Qualified Stock Option Plan For Non-Employee Directors (the "Directors Option Plan"). The Directors Option Plan provides for the grant of stock options to participating directors on May 1 of each year. Options can be exercised at any time after the date of the annual meeting of shareholders that follows the date of grant by at least six months, provided that the director continuously serves during that term. The exercise price of an option is the fair market value of the Common Stock on the date of grant. Options expire upon the earlier of ten years after the date of grant or termination of service as a director. Through 1997, each option grant included an award of stock appreciation rights ("SARs") equal to 50% of the number of shares of Common Stock subject to the related option. SARs entitle each optionee to receive cash payments from the Company based on the excess of the fair market value per share of Common Stock on the date on which an SAR is exercised over the purchase price per share of the underlying option. SARs are exercisable only to the extent that the underlying option is exercisable and terminate when the option terminates. The provisions permitting the future grant of SARs were eliminated effective January 1, 1998, and the annual awards of options were modified to provide that, on May 1 of each year, each participating director will be granted options to purchase 3,600 shares of Common Stock. Such options become fully vested at the annual meeting of shareholders following the date of grant by at least six months. The Directors Option Plan is administered by the Board of Directors, which may not deviate from the express annual awards provided for in the Directors Option Plan. A total of 384,000 shares of Common Stock have been reserved for issuance under the Directors Option Plan. As of January 31, 2002, options to purchase 264,764 shares of Common Stock have been granted under the Directors Option Plan, of which options to purchase 54,096 shares have been exercised.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. These officers, directors and greater than 10% shareholders of the Company are required to furnish the Company with copies of all Section 16(a) forms they file. There are specific due dates for these reports, and the Company is required to report in this Proxy Statement any failure to file reports as required for 2001.

         Based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that these reporting and filing requirements were complied with for 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of January 31, 2002, with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) all directors and nominees, (iii) each of the executive officers of the Company named in the Summary Compensation Table set forth below in the section captioned "EXECUTIVE COMPENSATION," and (iv) all directors and executive officers of the Company as a group.

                                                                SHARES BENEFICIALLY    PERCENTAGE
                                                                     OWNED (1)          OF CLASS
                                                                -------------------    ----------
BancorpSouth, Inc. Amended and Restated Salary Deferral
   Profit Sharing Employee Stock Ownership Plan,
   One Mississippi Plaza, Tupelo, Mississippi 38804 .......           6,173,235            7.61%
Harry R. Baxter ...........................................             107,416 (2)         *
Shed H. Davis .............................................             226,525 (3)         *
Hassell H. Franklin .......................................           1,033,021            1.27
W. G. Holliman, Jr. .......................................             556,007 (4)         *
A. Douglas Jumper .........................................             479,390 (5)         *
James V. Kelley ...........................................             257,428 (6)         *
Larry G. Kirk..............................................               4,737             *
Turner O. Lashlee .........................................              72,911             *
R. Madison Murphy .........................................             680,160 (7)         *
Robert C. Nolan ...........................................             599,242 (8)         *
W. Cal Partee, Jr. ........................................             531,035 (9)         *
Aubrey B. Patterson .......................................             727,671 (10)        *
Alan W. Perry .............................................              49,972             *
Michael L. Sappington .....................................             138,491             *
Travis E. Staub ...........................................              87,196 (11)        *
Michael W. Weeks ..........................................             149,770 (12)        *
All directors and executive officers as a
   group (20 persons)......................................           6,047,499           7.45

---------------

*        Less than 1%.

(1) Beneficial ownership is deemed to include shares of Common Stock which an individual has a right to acquire within 60 days after January 31, 2002, including upon the exercise of options granted under the Company's 1990 and 1994 Stock Incentive Plans and the Directors Option Plan. These shares are deemed to be outstanding for the purposes of computing the percentage ownership of that individual, but are not deemed outstanding for the purposes of computing the percentage of any other person. Information in the table for individuals also includes shares held in the Company's Amended and Restated Salary Deferral Profit Sharing Employee Stock Ownership Plan (the "401(k) Plan") and in individual retirement accounts for which the shareholder can direct the vote.

(2) Includes 34,890 shares owned by Mr. Baxter's wife, of which Mr. Baxter disclaims beneficial ownership.

(3) Includes 2,800 shares held as custodian for Mr. Davis' grandchildren, of which Mr. Davis disclaims beneficial ownership, 41,617 shares owned by Mr. Davis' wife, of which Mr. Davis disclaims beneficial ownership, and 82,800 shares held in a trust of which Mr. Davis is the beneficiary.

(4) Includes 113,689 shares owned by Mr. Holliman's wife, of which Mr. Holliman disclaims beneficial ownership.

(5) Includes 401,534 shares held in a trust, of which Mr. Jumper is the beneficiary and co-trustee.

(6) Includes 765 shares held by Mr. Kelley as custodian for the benefit of a minor son, of which Mr. Kelley disclaims beneficial ownership, and 80,000 shares beneficially owned by Mr. Kelley pursuant to a Stock Bonus Agreement, dated as of April 16, 2000, between the Company and Mr. Kelley (the "2000 Stock Bonus Agreement"), over which he exercises voting power.

(7) Includes 23,199 shares held in trusts of which Mr. Murphy is the trustee for the benefit of his minor children, of which Mr. Murphy disclaims beneficial ownership, 776 shares held in trusts of which Mr. Murphy is the trustee for the benefit of his minor nephew, of which Mr. Murphy disclaims beneficial ownership, 20,254 shares held in trusts of which other persons are the trustees for the benefit of Mr. Murphy's minor children, of which Mr. Murphy disclaims beneficial ownership, 10,128 shares owned by Mr. Murphy's wife, of which Mr. Murphy disclaims beneficial ownership, 30,878 shares beneficially owned in trusts of which Mr. Murphy is not a trustee but has residuary interests, and 482,332 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member.

(8) Includes 4,227 shares owned by Mr. Nolan's wife, of which Mr. Nolan disclaims beneficial ownership, and 416,194 shares held in trusts of which Mr. Nolan is the co-trustee for the benefit of nieces, nephews, children and lineal descendants of the four co-trustees, of which Mr. Nolan disclaims beneficial ownership.

(9) Includes 330 shares owned by Mr. Partee's wife, of which Mr. Partee disclaims beneficial ownership, 990 shares held by Mr. Partee's wife as custodian for the benefit of Mr. Partee's children, of which Mr. Partee disclaims beneficial ownership, and 478,901 shares beneficially owned by the estate of Mr. Partee's father, of which Mr. Partee, as co-executor, has shared voting power.

(10) Includes 84,000 shares beneficially owned by Mr. Patterson pursuant to a Stock Bonus Agreement with the Company, dated January 30, 1998 and amended as of January 30, 2000 and January 31, 2001 (the "1998 Stock Bonus Agreement"), over which he exercises voting power.

(11) Includes 11,767 shares owned by Mr. Staub's wife, of which Mr. Staub disclaims beneficial ownership.

(12) Includes 14,126 shares owned by Mr. Weeks' wife, of which Mr. Weeks disclaims beneficial ownership, and 24,000 shares beneficially owned by Mr. Weeks pursuant to a Stock Bonus Agreement, dated as of January 17, 1995 (the "1995 Stock Bonus Agreement"), between the Company and Mr. Weeks, over which he exercises voting power.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information concerning compensation paid or accrued by the Company and its subsidiary for each of the last three years with respect to (i) the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company whose total salary and bonus for 2001 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                               Long-Term Compensation
                                                                                               ----------------------
                                             Annual Compensation                              Awards            Payouts
                                          -------------------------                   -----------------------   -------
                                                                                                  Securities               All Other
                                                                          Other       Restricted  Underlying                 Compen-
                                                                          Annual        Stock      Options/      LTIP        sation
Name and Principal Position       Year      Salary($)       Bonus($)  Compensation($)  Awards(#)    SARs(#)   Payouts($)     ($)(1)
-----------------------------     ----      ---------      ---------  ---------------  ---------   ---------  ----------   --------
Aubrey B. Patterson ........      2001      $ 525,000      $ 291,375      --            --         75,000/--  $206,500(2)   $8,500
    Chairman and Chief            2000        475,000        325,969      --            --         75,000/--   230,125(2)    8,500
    Executive Officer of          1999        440,000        308,880      --            --         60,000/--   112,438(2)    8,000
    the Company and
    BancorpSouth Bank

James V. Kelley ............      2001      $ 346,500      $ 128,205      --            --         30,000/--  $324,200(4)   $8,500
    President and Chief           2000        315,000(3)     144,113(3)   --            --         30,000/--        --(4)    6,077
    Operating Officer of          1999            N/A            N/A      N/A           N/A              N/A       N/A         N/A
    the Company and
    BancorpSouth Bank

Michael L. Sappington ......      2001      $ 266,560      $  78,902      --            --         15,000/--        --      $8,500
    Executive Vice                2000        238,000         87,108      --            --         15,000/--        --       8,500
    President of                  1999        206,872         78,197      --            --         14,000/--        --       8,000
    the Company and Vice
    Chairman of
    BancorpSouth Bank

Michael W. Weeks ...........      2001        238,985         70,740      --            --(5)      12,000/--        --      $8,500
    Executive Vice                2000        227,604         83,303      --            --(5)      12,000/--        --       8,500
    President of                  1999        216,766         81,937      --            --(5)      --/--            --       8,000
    the Company and Vice
    Chairman of
    BancorpSouth Bank

Harry R. Baxter ............      2001      $ 232,735      $  68,890      --            --         --/--            --      $8,500
    Executive Vice                2000        201,500         73,749      --            --         15,000/--        --       8,500
    President of                  1999        171,253         64,734      --            --         14,000/--        --       8,000
    the Company and Vice
    Chairman of
    BancorpSouth Bank

---------------

(1) These amounts represent matching contributions by the Company under the 401(k) Plan.

(2) Pursuant to the terms of the 1998 Stock Bonus Agreement between the Company and Mr. Patterson, a total of 126,000 shares of Common Stock have been awarded to Mr. Patterson, subject to release from escrow of 7,000 shares on April 1 in each of 1998 and 1999 and the release from escrow of 14,000 shares on April 1 in each of 2000 through 2007 if the Company achieves either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2000 and the appropriate number of shares were released from escrow in 2001. If such performance criteria are not achieved for a particular year, the shares that would have been released for that year will continue to be held in escrow until the earlier of termination or expiration of the term of the 1998 Stock Bonus Agreement. Prior to release of these shares, Mr. Patterson is entitled to receive all cash dividends paid on the shares held in escrow under such 1998 Stock Bonus Agreement. At December 31, 2001, 84,000 shares remained restricted, subject to achievement of performance criteria. At December 31, 2001, the value of these 84,000 restricted shares under the 1998 Stock Bonus Agreement was $1,394,400 (based upon the closing sale price of the Common Stock of $16.60 as reported on the New York Stock Exchange on December 31, 2001).

(3) Includes amounts paid to Mr. Kelley by First United Bancshares, Inc. for 2000 prior to its merger into the Company on August 31, 2000.

(4) Pursuant to the terms of the 2000 Stock Bonus Agreement between the Company and Mr. Kelley, 100,000 shares of Common Stock were awarded to Mr. Kelley on August 31, 2000, subject to release from escrow of 20,000 shares on August 31 in each of 2001 through 2005 if the Company achieves either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2000 and the appropriate number of shares were released from escrow during 2001. If such performance criteria are not achieved for a particular year, the shares that would have been released for that year will continue to be held in escrow until the earlier of termination or expiration of the term of the 2000 Stock Bonus Agreement. Prior to release of these shares, Mr. Kelley is entitled to receive all cash dividends paid on the shares held in escrow under such 2000 Stock Bonus Agreement. At December 31, 2001, 80,000 shares remained restricted subject to achievement of performance criteria. At December 31, 2001, the value of the restricted shares under the 2000 Stock Bonus Agreement was $1,328,000 (based upon the closing sale price of the Common Stock of $16.60 as reported on the New York Stock Exchange on December 31, 2001).

(5) Pursuant to the terms of the 1995 Stock Bonus Agreement between the Company and Mr. Weeks, 60,000 shares of Common Stock were awarded to Mr. Weeks on January 17, 1995, subject to release from escrow of 6,000 shares on April 1 in each of 1995 through 2004 if the Company achieves either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2000 and the appropriate number of shares were released from escrow during 2001. If such performance criteria are not achieved for a particular year, the shares that would have been released for that year will continue to be held in escrow until the earlier of termination or expiration of the term of the 1995 Stock Bonus Agreement. Prior to release of these shares, Mr. Weeks is entitled to receive all cash dividends paid on the shares held in escrow under such 1995 Stock Bonus Agreement. At December 31, 2001, 24,000 shares remained restricted subject to achievement of performance criteria. At December 31, 2001, the value of the restricted shares under the 1995 Stock Bonus Agreement was $398,400 (based upon the closing sale price of the Common Stock of $16.60 as reported on the New York Stock Exchange on December 31,
         2001).

STOCK OPTION GRANTS

         The following table sets forth certain information regarding grants of stock options made to the Named Executive Officers during 2001.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                   ---------------------------------------------------------
                                                                                                  POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED ANNUAL
                                    NUMBER OF     PERCENT OF TOTAL                                RATES OF STOCK PRICE
                                    SECURITIES     OPTIONS/SARS                                      APPRECIATION
                                    UNDERLYING      GRANTED TO      EXERCISE OR                    FOR OPTION TERM (3)
                                   OPTIONS/SARS    EMPLOYEES IN      BASE PRICE   EXPIRATION    ------------------------
            NAME                  GRANTED (#)(1)   FISCAL YEAR       ($/SH)(2)       DATE         5% ($)       10% ($)
---------------------------       --------------  --------------    -----------   ---------     ---------    -----------
Aubrey B. Patterson........         75,000/--        21.31%           $15.50       10-31-11     $ 731,090    $ 1,852,726
James V. Kelley............         30,000/--         8.52             15.50       10-31-11       292,436       741,090
Michael L. Sappington......         15,000/--         4.26             15.50       10-31-11       146,218       370,545
Michael W. Weeks...........         12,000/--         3.41             15.50       10-31-11       116,974       296,436
Harry R. Baxter............          --/--              --                --             --            --           --

---------------

(1) Options become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. In the event of death, disability or retirement, the options terminate three months after retirement or 12 months after death or disability and in any event, upon their expiration date. However, in the event that an employee ceases to be employed by the Company for any reason other than death, disability or retirement, the options held by that employee terminate immediately. Any unexercisable options become fully exercisable in the event of a change-in-control of the Company. Each option provides, among other things, that the recipient will not compete with the Company for two years after the employee's voluntary termination of employment.

(2) Represents the fair market value on the date of grant. The exercise price for options is payable in cash or by delivery of shares of Common Stock with a fair market value equal to the exercise price for the shares purchased, or by any other method approved by the Stock Incentive Committee.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term and based upon assumed rates of appreciation in the market price of the Common Stock of 5% and 10% compounded annually from the date of grant to the expiration date. Actual gains, if any, upon the exercise of stock options will depend on the future performance of the Common Stock and the date on which the options are exercised.

OPTION/SAR EXERCISES AND YEAR-END VALUES

    The following table provides certain information, with respect to the Named Executive Officers, concerning the exercise of options during 2001 and with respect to unexercised options and SARs at December 31, 2001.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                             VALUE OF UNEXERCISED
                                                        NUMBER OF SECURITIES UNDERLYING          IN-THE-MONEY
                                                           UNEXERCISED OPTIONS/SARS            OPTIONS/SARS AT
                                SHARES                     AT FISCAL YEAR-END (#)(1)         FISCAL YEAR-END ($)(2)
                               ACQUIRED                 -------------------------------  -----------------------------
                                  ON          VALUE
        NAME                  EXERCISE(#)  REALIZED($)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----------------------        -----------  -----------    -----------   -------------    -----------     -------------
Aubrey B. Patterson...              --     $       --      497,718         145,000       $ 2,341,395      $ 259,375
James V. Kelley.......          31,873        211,941      129,712          50,000           459,907        103,750
Michael L. Sappington.           9,204         72,592      134,733          29,667           567,166         51,875
Michael W. Weeks......              --             --      101,000          20,000           511,850         41,500
Harry R. Baxter.......              --             --       62,333          14,667            98,088         35,375

---------------

(1) Prior to 1997, options represented two-thirds of annual awards and SARs represented one-third. There were no SARs granted during 2001. There are no freestanding SARs.

(2) Based upon the closing sale price of Common Stock of $16.60 per share, as reported on the New York Stock Exchange on December 31, 2001, less the exercise price for the options/SARs.

LONG-TERM INCENTIVE PLAN AWARDS

         The following table provides certain information regarding long-term incentive plan ("LTIP") awards made to the Named Executive Officers during 2001.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                              NUMBER OF                                     ESTIMATED FUTURE PAYOUTS UNDER
                            SHARES, UNITS     PERFORMANCE OR                   NON-STOCK PRICE-BASED PLANS
                              OR OTHER      OTHER PERIOD UNTIL     -------------------------------------------------
        NAME                 RIGHTS (#)    MATURATION OR PAYOUT    THRESHOLD (#)       TARGET (#)        MAXIMUM (#)
----------------------       ----------    --------------------    -------------       ----------        -----------
Aubrey B. Patterson...       14,000 (1)           1 year            84,000 (2)         84,000 (2)        84,000 (2)
James V. Kelley.......       20,000 (3)           1 year            80,000 (4)         80,000 (4)        80,000 (4)
Michael L. Sappington.           --                   --                --                 --                --
Michael W. Weeks......           --                   --                --                 --                --
Harry R. Baxter.......           --                   --                --                 --                --

---------------

(1) Pursuant to the terms of the 1998 Stock Bonus Agreement between the Company and Mr. Patterson, a total of 126,000 shares of Common Stock have been awarded to Mr. Patterson, subject to release from escrow of 7,000 shares on April 1 in each of 1998 and 1999 and the release from escrow of 14,000 shares on April 1 in each of 2000 through 2007 if the Company achieves either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2000 and the appropriate number of shares were released from escrow in 2001. If such performance criteria are not achieved for a particular year, the shares that would have been released for that year will continue to be held in escrow until the earlier of termination or expiration of the term of the 1998 Stock Bonus Agreement. Prior to release of these shares, Mr. Patterson is entitled to receive all cash dividends paid on the shares held in escrow under such 1998 Stock Bonus Agreement. At December 31, 2001, 84,000 shares remained restricted, subject to achievement of performance criteria. At December 31, 2001, the value of these 84,000 restricted shares under the 1998 Stock Bonus Agreement was $1,394,400 (based upon the closing sale price of the Common Stock of $16.60 as reported on the New York Stock Exchange on December 31, 2001).

(2) Represents number of shares of Common Stock to be released after 2001 under the 1998 Stock Bonus Agreement if the Company achieves certain performance criteria or if the term of the 1998 Stock Bonus Agreement expires.

(3) Pursuant to the terms of the 2000 Stock Bonus Agreement between the Company and Mr. Kelley, 100,000 shares of Common Stock were awarded to Mr. Kelley on August 31, 2000, subject to release from escrow of 20,000 shares on August 31 in each of 2001 through 2005 if the Company achieves either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2000 and the appropriate number of shares were released from escrow during 2001. If such performance criteria are not achieved for a particular year, the shares that would have been released for that year will continue to be held in escrow until the earlier of termination or expiration of the term of the 2000 Stock Bonus Agreement. Prior to release of these shares, Mr. Kelley is entitled to receive all cash dividends paid on the shares held in escrow under such 2000 Stock Bonus Agreement. At December 31, 2001, 80,000 shares remained restricted subject to achievement of performance criteria. At December 31, 2001, the value of the restricted shares under the 2000 Stock Bonus Agreement was $1,328,000 (based upon the closing sale price of the Common Stock of $16.60 as reported on the New York Stock Exchange on December 31,
         2001).

(4) Represents number of shares of Common Stock to be released after 2001 under the 2000 Stock Bonus Agreement if the Company achieves certain performance criteria or if the term of the 2000 Stock Bonus Agreement expires.

PENSION PLANS

         The Company maintains a tax-qualified, non-contributory, defined benefit retirement plan for its employees and those of its subsidiary who have reached the age of 21 and have completed one year of service (the "Retirement Plan"). Benefits under the Retirement Plan are based primarily on average final compensation, years of service and year of retirement. For 2001, the maximum annual benefit limitation under the Code with respect to the Retirement Plan was $140,000 and the maximum amount of considered annual compensation was $170,000.

         The Company also has adopted a non-qualified, unfunded supplemental pension program for certain officers and key executives (the "Deferred Compensation Plan"), which provides retirement benefits for key salaried employees in excess of the maximum benefit accruals for qualified plans which are permitted under the Code. The benefits under the Deferred Compensation Plan are provided by the Company on a non-contributory basis.

         The following table illustrates the total combined estimated annual pension benefits payable to an eligible participant at normal retirement age (age 65) under the Retirement Plan and the Deferred Compensation Plan (including a restoration plan amendment which became effective on January 1, 1994), based on compensation that is covered under the plans and years of service with the Company and its subsidiary.

                 RETIREMENT PLAN AND DEFERRED COMPENSATION PLAN

                                                         YEARS OF SERVICE AT RETIREMENT
    AVERAGE ANNUAL         --------------------------------------------------------------------------------------
     COMPENSATION               15                  20                25                 30                35
    --------------         ------------        ------------      -----------        ------------      -----------
    $    125,000           $    39,497         $    46,412       $    53,328        $    60,244       $    67,159
         150,000                48,122              56,662            65,203             73,744            82,284
         175,000                56,747              66,912            77,078             87,244            97,409
         200,000                65,372              77,162            88,953            100,744           112,534
         225,000                73,997              87,412           100,828            114,244           127,659
         250,000                82,622              97,662           112,703            127,744           142,784
         300,000                99,872             118,162           136,453            154,744           173,034
         350,000               117,122             138,662           160,203            181,744           203,284
         400,000               134,372             159,162           183,953            208,744           233,534
         450,000               151,622             179,662           207,703            235,744           263,784
         500,000               168,872             200,162           231,453            262,744           294,034
         550,000               186,122             220,662           255,203            289,744           324,284
         600,000               203,372             241,162           278,953            316,744           354,534
         650,000               220,622             261,662           302,703            343,744           384,784
         700,000               237,872             282,162           326,453            370,744           415,034
         750,000               255,122             302,662           350,203            397,744           445,284

         A participant's annual retirement benefits payable under the Retirement Plan are based upon the average monthly base rate of compensation for the five years immediately preceding the employee's retirement. Benefits payable under the Deferred Compensation Plan are based upon the average of the total annual base salary paid to the covered employee for the 36 months immediately before his or her retirement and are paid to the retired employee (or upon his or her death, to his or her designated beneficiary) in equal monthly installments over a period of 10 years. Benefits under the Retirement Plan are computed as straight life annuity amounts, although other forms of payment, including a lump sum benefit, are offered under the plan. Benefits under each of the Retirement Plan and the Deferred Compensation Plan are not subject to any deduction for Social Security or any other offsets.

         The compensation for each of the Named Executive Officers covered by the Retirement Plan and Deferred Compensation Plan (which includes salary and bonuses paid during 2001, even if earned during a prior year) as of December 31, 2001 was: Mr. Patterson, $850,969; Mr. Kelley, $490,613; Mr. Sappington, $353,668; Mr. Weeks,

$309,725 and Mr. Baxter, $306,484. The estimated credited years of service for each Named Executive Officer as of December 31, 2001 was: Mr. Patterson, 29 years; Mr. Kelley, 1 year; Mr. Sappington, 24 years; Mr. Weeks, 7 years; and Mr. Baxter, 33 years. At December 31, 2001, Mr. Kelley had 16 years of credited service and an earned and accrued annual retirement benefit of $43,100 per year under the First United Bancshares, Inc. defined benefit pension plan, which was frozen in connection with the August 31, 2000 merger of First United Bancshares, Inc. into the Company and is being maintained by the Company.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         The Company has no written employment agreements with any of the Named Executive Officers.

         The Company has no compensatory plans or arrangements which might result in payments to any of the Named Executive Officers upon their resignation or retirement, except for the Retirement Plan and Deferred Compensation Plan (which are described above) and except for the arrangements described in the following paragraphs.

         Messrs. Patterson, Kelley, Sappington and Baxter have each entered into an agreement with the Company that provides certain benefits in the event that the Company undergoes a change-in-control and the officer's employment is terminated by the Company without cause, or the officer resigns for cause, within 24 months after the change-in-control. The amount of benefits payable under the agreements is three times the amount of compensation that the officer would otherwise be entitled to receive in the year that the change-in-control occurs, with respect to Messrs. Patterson and Kelley, and two times such annual compensation, with respect to the other officers.

         Under the 1998 Stock Bonus Agreement between Mr. Patterson and the Company, the 2000 Stock Bonus Agreement between Mr. Kelley and the Company and the 1995 Stock Bonus Agreement between Mr. Weeks and the Company, if there is a change-in-control of the Company, each of Messrs. Patterson, Kelley and Weeks can terminate his agreement and receive all shares of Common Stock remaining in escrow under his respective Stock Bonus Agreement. The Company is to make additional payments to Messrs. Patterson and Kelley to the extent they become subject to an excise tax under Section 4999 of the Code as a result of the payments under the 1998 Stock Bonus Agreement and the 2000 Stock Bonus Agreement, respectively.

         All unexercisable options granted under the Company's stock option plans, including options granted to the Named Executive Officers, become exercisable immediately upon a change-in-control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2001, the committee of the Board of Directors which performed the functions of a compensation committee was the Human Resources and Marketing Committee (the "Compensation Committee"). The Compensation Committee consisted of W. Cal Partee, Jr. (Chairman) during 2001. In addition, during 2001, the Stock Incentive Committee, which in 2001 consisted of Travis E. Staub (Chairman), W. G. Holliman, Jr. and Turner O. Lashlee, approved stock option grants under the Company's 1994 Stock Incentive Plan. None of the members of the Compensation Committee or Stock Incentive Committee has at any time been an officer or employee of the Company or its subsidiary, nor has any member had any relationship requiring disclosure by the Company except for banking relationships in the ordinary course of business with the Company's subsidiary. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." There are no relationships among the Company's executive officers and any entity affiliated with any of the members of the Compensation Committee or Stock Incentive Committee that require disclosure under applicable SEC rules.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report is submitted by the Compensation Committee pursuant to rules adopted by the SEC which require disclosure with respect to compensation policies applicable to the Company's executive officers (including the Named Executive Officers) and with respect to the basis for the compensation of Aubrey
B. Patterson, the Company's Chief Executive Officer, for 2001. The Compensation Committee generally is responsible for establishing and administering the Company's executive compensation policies and programs within the framework of the Company's compensation philosophy. Most decisions by the Compensation Committee with respect to the compensation of the Company's executive officers are reviewed by the full Board of Directors (excluding directors who are employees of the Company). A number of factors, including growth, asset quality, competitive position and profitability were compared by the Compensation Committee with those of a peer group of other comparably sized banks in determining executive compensation for 2001.

COMPENSATION POLICY

         The Company's compensation strategy seeks to have the management compensation program contribute to the achievement of the Company's objectives. It is intended that this will occur by providing (i) total compensation at a level designed to attract and retain qualified managers, (ii) incentive compensation opportunities that will motivate managers to achieve both the Company's short-term and long-term objectives, (iii) compensation that differentiates pay on the basis of performance and (iv) protection of shareholder interests by requiring successful Company results before above-average compensation is earned. The three primary components of executive compensation are base salary, annual bonuses and grants of stock options and restricted stock. Although prior to 1997 the Company granted SARs in tandem with stock options, the Company's 1994 Stock Incentive Plan no longer provides for the grant of SARs.

         Base Salary. The Company believes that base salary ranges should reflect the competitive employment market and the relative internal responsibilities of the executive's position, with an executive's position within a salary range being based upon his or her performance. In connection with the annual budget process, the Compensation Committee considers salaries for executive officers within the context of an external survey of executive compensation by a peer group of comparably sized banks. Individual increases in salary are based upon an assessment of the peer group average salary and its relationship to the executive, the executive's salary and performance and the salary budget for the Company. The Company's base salaries are generally within the range of comparable average salaries in the peer group.

         Annual Incentive Compensation. The Company believes that incentive programs should provide meaningful opportunities for additional compensation linked to attaining annual performance objectives. In 2001, the Committee assigned to each executive's position a target bonus award opportunity that ranged from 10% of base salary for department/division managers to 75% of base salary for the Chief Executive Officer. The actual award may be greater or less than a target award depending upon the Company's actual performance relative to goals.

         In 1984, the Company, in conjunction with independent compensation consultants, created a bonus incentive plan, which is based upon the Company achieving targeted levels of average deposits and return on average assets approved by the Compensation Committee at the beginning of each year. The bonus plan includes a statistical matrix in which various average deposit levels are compared to various returns on average assets. Employees eligible to receive bonuses will receive bonuses based on the results achieved. No employee may receive a bonus greater than 150% of that employee's target award. In 2001, each eligible employee was entitled to 74% of the employee's target bonus, based on the Company's average deposits and return on average assets during 2001.

         Long-Term Incentive Compensation. The Board of Directors believes that the availability of options under the Company's 1994 Stock Incentive Plan gives executives a long-term stake in the Company by providing an estate-building opportunity in return for outstanding long-term performance. Awards under the 1994 Stock Incentive Plan are not made by the Compensation Committee but by the separate Stock Incentive Committee consisting of three non-employee directors. Awards are made under these plans to executives who are responsible for long-term investment, operating or policy decisions and to those executives who are instrumental in implementing them. In determining the total number of options to be granted, the Company considers the available number of shares under its option plan, but has no fixed formula for determining the total number of options to be granted, nor does it consider the number of options granted by its peer group of banks. In selecting the recipients of options and the number of options granted, the Stock Incentive Committee considers (i) the present scope of responsibility of the executive, (ii) the degree to which the units influenced by that executive contribute to the Company's profits, (iii) the degree to which asset quality and other risk decisions are influenced by that executive's direction and (iv) the long-term management potential of the executive. The committee does not weigh any one factor more heavily than any other factor. The number of options currently held is also considered by the committee. Generally, options awarded become exercisable in three equal annual installments, beginning one year after the date of grant. Because the exercise price of options under the 1994 Stock Incentive Plan is the fair market value on the date of grant, executives will realize a gain through the award of stock options only if the value of the Common Stock increases over the period that options become exercisable.

         The Company has included the grant of restricted shares of Common Stock as a component of its compensation strategy. In 1998, the Company entered into the 1998 Stock Bonus Agreement with Mr. Patterson, which was amended on January 30, 2000 and January 31, 2001. Pursuant to the 1998 Stock Bonus Agreement, the Company has awarded Mr. Patterson a total of 126,000 shares of Common Stock, subject to release from escrow of 7,000 shares on April 1 in each of 1998 and 1999 and 14,000 shares on April 1 in each of 2000 through 2007 if the

Company achieves certain performance criteria for the preceding year. In 2000, the Company entered into the 2000 Stock Bonus Agreement with Mr. Kelley, pursuant to which the Company awarded Mr. Kelley 100,000 shares of Common Stock, with 20,000 of such shares subject to release from escrow on August 31 in each of 2001 through 2005 if the Company achieves certain performance criteria for the preceding year. In 1995, the Company entered into the 1995 Stock Bonus Agreement with Mr. Weeks, pursuant to which the Company awarded Mr. Weeks 60,000 shares of Common Stock, with 6,000 of such shares subject to release from escrow on April 1 in each of 1995 through 2004 if the Company achieves certain performance criteria for the preceding year.

         Section 162(m). Section 162(m) of the Code generally limits the corporate tax deduction for compensation beyond a statutorily defined amount that is paid to an executive officer named in the Summary Compensation Table in this Proxy Statement. However, compensation that is paid under a "performance based" plan, as defined in Section 162(m), is fully deductible without regard to the general Section 162(m) limit. The Compensation Committee has carefully considered the impact of Section 162(m) and its limitation on deductibility in determining and administering the Company's compensation policies and plans. The Company has taken action to conform certain of its compensation plans so that they qualify for an exception to the limitations of Section 162(m) and the Company may fully deduct compensation paid under these plans. The Company has also made changes to certain other executive compensation that may cause a portion of that compensation to exceed the Section 162(m) limitation and, therefore, prevent the Company from deducting that excess portion for 2002 and subsequent years. In making these changes in executive compensation, the Compensation Committee determined that the benefits of the changes to the Company and its shareholders outweighed the inability to deduct a portion of the compensation for federal income tax purposes.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER IN 2001

         In establishing the compensation for Mr. Patterson, the Company's Chairman of the Board and Chief Executive Officer, the basic approach was that of the compensation policies applicable to all executives of the Company. In addition, the Compensation Committee reviewed a report prepared for the Company by an outside compensation consultant, which included information regarding the published compensation of chief executive officers of other bank holding companies whose average assets are approximately equal to the Company's assets, giving due regard to differences in size, performance, growth, profitability and demographics. Mr. Patterson's salary for 2001 was established at the beginning of the year and represented a 10.53% increase over his salary for 2000. In 2001, as Chief Executive Officer, Mr. Patterson was eligible to earn a bonus of 75% of his base salary. Based on the Company's performance, Mr. Patterson's 2001 bonus of $291,375 represented 74% of his target award, the same percentage as all other executive officers of the Company entitled to bonuses.

         The long-term component of Mr. Patterson's compensation for 2001 was provided through the grant in November 2001 of options to purchase 75,000 shares of Common Stock and the release from escrow of 14,000 shares of Common Stock under the 1998 Stock Bonus Agreement (which is described above). The determination was made using the same criteria used for all other executives of the Company.

      Human Resources and Marketing Committee:        Stock Incentive Committee:

      W. Cal Partee, Jr. (Chairman)                   Travis E. Staub (Chairman)
                                                      W. G. Holliman, Jr.
                                                      Turner O. Lashlee

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors of the Company consists of three directors, each of whom is "independent" as defined by the listing standards of the New York Stock Exchange.

         The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Company's Board of Directors, a copy of which was attached to the Proxy Statement for the 2001 annual meeting of shareholders. In fulfilling its responsibilities, the Audit Committee:

         - Reviewed and discussed with management the Company's audited consolidated financial statements for the year ended December 31, 2001;

         - Discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed under Statement on Auditing Standards No. 61; and

         - Received the written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1, and discussed with KPMG LLP their independence.

         Based on the Audit Committee's review of the Company's audited financial statements for the year ended December 31, 2001 and its discussions with management and KPMG LLP, as described above and in reliance thereon, the Audit Committee recommended to the Company's Board of Directors that the Company's audited consolidated financial statements for the year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

                                  Audit Committee:

                                  Alan W. Perry (Chairman)
                                  Shed H. Davis
                                  R. Madison Murphy

                          COMPARATIVE PERFORMANCE GRAPH

         The SEC requires the Company to include in this Proxy Statement a line graph which compares the yearly percentage change in cumulative total shareholder return on the Common Stock with (i) the performance of a broad equity market indicator and (ii) the performance of a published industry index or peer group. Set forth below is a line graph prepared by SNL Securities L.C. comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of the S&P 500 Index and the SNL Southeast Bank Index for a period of five years. The SNL Southeast Bank Index is prepared by SNL Securities L.C. and consists of 252 publicly-traded banks and bank holding companies located in the southeastern United States.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

                                    [GRAPH]

                                                            PERIOD ENDED
                                ----------------------------------------------------------------------
             INDEX               12/31/96    12/31/97    12/31/98   12/31/99    12/31/00    12/31/01
------------------------------------------------------------------------------------------------------
BancorpSouth, Inc.                100.00      174.35      136.46     126.91         98.35    139.08
S&P 500                           100.00      133.37      171.44     207.52        188.62    166.22
SNL Southeast Bank Index          100.00      151.59      161.38     127.00        127.52    158.86

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         BancorpSouth Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with officers and directors of the Company and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and which do not involve more than the normal risk of collectibility or present other unfavorable features. During the year ended December 31, 2001, the maximum aggregate amount of extensions of credit outstanding to directors and executive officers of the Company and their associates was $29,004,987 (3.61% of the Company's equity capital as of December 31, 2001). As of January 31, 2002, the aggregate amount of extensions of credit to these persons was $24,188,631.

         BancorpSouth Bank makes available to all of its employees individual loans of up to the aggregate amount of $30,000, based upon credit-worthiness. Loans were made to employees during 2001 at interest rates ranging from 6.00% to 8.50% per annum. All loans to employees in excess of $30,000 are made at the prevailing interest rate.

         Forman, Perry, Watkins, Krutz & Tardy, PLLC, a law firm of which Alan
W. Perry, a director of the Company, is a member, was paid $144,596 for certain legal services rendered on behalf of the Company during 2001, and may provide additional legal services to the Company in the future.

         Staub, Williams Architects, P.A., of which the brother of Travis E. Staub, a director of the Company, is a principal, was paid approximately $473,023 by the Company during 2001 for services rendered with respect to the Company's facilities.

                               GENERAL INFORMATION

COUNTING OF VOTES

         All matters specified in this Proxy Statement that are to be voted on at the annual meeting will be by ballot. Inspectors of election will be appointed, among other things, to determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. Each item presented herein to be voted on at the annual meeting must be approved by the affirmative vote of the holders of the number of shares described under each such item. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

         Inspectors of election will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be presented at the Company's 2003 annual meeting of shareholders must be received by the Company at its executive offices, located at the address listed below, not later than December 2, 2002 in order for the proposal to be included in the Company's Proxy Statement and proxy card.

         Shareholder proposals submitted after December 2, 2002 will not be included in the Company's Proxy Statement or proxy card, but may be included in the agenda for the 2003 annual meeting if submitted in accordance with the following. Shareholders who wish to nominate a candidate for election to the Board of Directors (other than the candidates proposed by the Board of Directors or the Nominating Committee) or propose any other business at the 2003 annual meeting must deliver written notice to the Secretary of the Company at the address below not earlier than December 2, 2002 nor later than January 1, 2003. Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded, and upon the instructions of the presiding officer of the annual meeting all votes cast for each such nominee and such proposal will be disregarded. The Company's Nominating Committee will consider shareholder nominations of candidates for election to the Board of Directors that are timely and otherwise submitted in accordance with the requirements described in the following paragraph.

         A shareholder's written notice submitted to the Secretary of the Company nominating candidates for election to the Board of Directors or proposing other business must include: (i) the name and address of the shareholder, (ii) the class and number of shares of stock of the Company held of record and beneficially owned by such shareholder, (iii) the name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of stock are registered on the stock transfer books of the Company, (iv) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, (v) a brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders, (vi) any personal or other material interest of the shareholder in the business to be submitted, (vii) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected) and (viii) all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law. In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information reasonably requested by the Company. Such notice shall be sent to the following address:

                               BancorpSouth, Inc.
                              One Mississippi Plaza
                             201 South Spring Street
                            Tupelo, Mississippi 38804
                              Attention: Secretary

         The individuals named as proxies on the proxy card for the Company's 2003 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any shareholder proposal that is not included in the Company's Proxy Statement for the 2003 annual meeting, unless the Company receives notice of the matter(s) to be proposed by January 1, 2003. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority with respect to such matter(s) by advising shareholders of the proposal(s) and how the proxies intend to exercise their discretion to vote on these matter(s), unless the shareholder making the proposal(s) solicits proxies with respect to the proposal(s) to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

MISCELLANEOUS

         The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of Common Stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

         Management of the Company is not aware of any matters other than those described above which may be presented for action at the annual meeting. If any other matters properly come before the annual meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies, subject to the direction of the Board of Directors.

         A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2001 has been mailed to all shareholders entitled to notice of and to vote at the annual meeting.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

         The SEC recently adopted amendments to its rules regarding delivery of proxy statements and annual reports to shareholders sharing the same address. The Company may now satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This method of delivery is referred to as "householding" and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless the Company has received contrary instructions from one or more of the shareholders. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please call 1-800-568-3476. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

                                             BANCORPSOUTH, INC.



                                             /s/ Aubrey B. Patterson

                                             AUBREY B. PATTERSON
                                             Chairman of the Board
                                             and Chief Executive Officer

April 1, 2002

                                                                      Appendix A

                    AMENDMENT NO. 1 TO THE BANCORPSOUTH, INC.
                            1994 STOCK INCENTIVE PLAN
                             AS AMENDED AND RESTATED

         THIS AMENDMENT to the BancorpSouth, Inc. 1994 Stock Incentive Plan, as amended and restated (the "Plan") is made by BancorpSouth, Inc. (the "Company") to be effective on January 23, 2002.

                                    RECITALS:

         WHEREAS, the Company previously established the Plan effective December 28, 1994 and, in accordance with the terms thereof, has granted options and restricted stock awards thereunder to certain individuals;

         WHEREAS, the Plan was initially established with a reservation of 458,000 shares of common stock of the Company ("Stock") for issuance under the Plan;

         WHEREAS, the Plan was amended on February 14, 1998 to, among other things, increase the number of shares of Stock available for issuance under the Plan by 1,000,000, resulting in a total of 1,458,000 shares, and such amendment was approved by the shareholders of the Company;

         WHEREAS, as a result of the two-for-one split of Stock that occurred on May 15, 1998, the number of shares available for issuance under the Plan was increased in proportion to the two-for-one split of Stock, resulting in the annual individual limitation on awards increasing from 60,000 to 120,000 shares, the total number of shares available for issuance increasing from 1,458,000 to 2,916,000 shares, and the portion of the overall maximum number of shares that may be issued as restricted stock increasing from 46,800 to 93,600 shares;

         WHEREAS, Section 10.6 of the Plan authorizes the board of directors of the Company to amend the Plan;

         WHEREAS, the Company deems it appropriate and desirable to amend the Plan to increase the number of shares available for issuance by 4,000,000 shares to enable the Company to continue to provide meaningful performance incentives to its employees, officers and other service providers; and

         WHEREAS, the Company intends to seek shareholder approval of this amendment to the Plan.

         NOW, THEREFORE, pursuant to authorization of the board of directors of the Company taken on January 23, 2002, the Plan is hereby amended as follows:

1.       SECTION 5.2 OF THE PLAN IS AMENDED AND RESTATED AS FOLLOWS:

         5.2 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the exercise of Awards is increased by 4,000,000 shares to 6,916,000 shares. Provided, however, that the portion of this aggregate limit that may be issued pursuant to Awards that are Restricted Stock remains limited to 93,600 shares of Stock. The numerical limits specified in this Section are subject to increases and adjustments as provided in Article VIII.

2.       SECTION 10.7 OF THE PLAN IS AMENDED AND RESTATED AS FOLLOWS:

         10.7 Duration of Plan. This Plan shall continue until it is terminated by the Board pursuant to Section 10.6. However, no Incentive Option may be granted under this Plan with respect to the 4,000,000 additional shares of Stock that were reserved for grant effective January 23, 2002, after January 22, 2012, which is 10 years from the date that those shares were added to the Plan by the Board. Further, no Incentive Option may be granted under this Plan after February 13, 2008 with respect to the 2,000,000 (as adjusted for the May 15, 1998 Stock split) additional shares of Stock that were reserved for grant effective February 14, 1998. Finally, no Incentive Option may be granted under this Plan after December 27, 2004, with respect to the 916,000 (as adjusted for the May 15, 1998 Stock split) shares of Stock that were originally reserved for grant effective December 28, 1994. Incentive Options granted before such dates shall remain valid in accordance with their terms.

         IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment to the Plan pursuant to authorization from the Company on this 23rd day of January, 2002, but to be effective as provided herein.

                                    BANCORPSOUTH, INC.



                                    By:  /s/ Aubrey B. Patterson
                                         --------------------------------------
                                         Aubrey B. Patterson
                                         Chairman and Chief Executive Officer

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               BANCORPSOUTH, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

         The undersigned hereby appoints Hassell H. Franklin, Robert C. Nolan and R. Madison Murphy, or any of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of BancorpSouth, Inc., to be held at the Ramada Inn Convention Center, 854 North Gloster Street, Tupelo, Mississippi, on Tuesday, April 23, 2002, AT 7:00 p.m. (Central Time), and at any adjournment thereof.

         THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL VOTE (1) FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE BACK OF THIS CARD, (2) FOR THE APPROVAL OF THE AMENDMENT OF THE COMPANY'S 1994 STOCK INCENTIVE PLAN, (3) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE AUDITORS OF THE COMPANY AND ITS SUBSIDIARY FOR THE YEAR ENDING DECEMBER 31, 2002, AND (4) IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

         To vote by telephone, you need to follow these instructions. If you wish to vote as the Board of Directors recommends for all proposals, press "1" when prompted. If you wish to vote on each proposal separately, press "0" when prompted. When voting on Proposal 1, which relates to the election of directors, press "1" to vote for all nominees, press "9" to withhold your vote for all nominees and press "0" to withhold your vote for individual nominees. If you withhold your vote for an individual nominee, you will be prompted for the two-digit number located next to the nominee's name on the proxy card. For all other proposals, press "1" to vote "for" the proposal, press "9" to vote "against" the proposal or press "0" to "abstain" from voting on the proposal.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE.)

                                                             Mark
                                                         your vote as
                                                      indicated in this [X]
                                                            example


                                                                  FOR                WITHHOLD
                                                              all nominees           AUTHORITY
                                                              listed (except        to vote for
                                                              marked to the         all nominees
                                                                contrary)              listed
Proposal 1.       Election of Directors.                         [    ]               [    ]

                  Nominees:

                  01 - W. G. Holliman, Jr.
                  02 - James V. Kelley
                  03 - Turner O. Lashlee
                  04 - Alan W. Perry
                  05 - Larry G. Kirk

Instructions:     To withhold authority to vote for any individual
                  Proposal nominee, write his or their name(s) on the space
                  provided below:

Proposal 2.       Proposal to approve of the amendment of the                         FOR         AGAINST       ABSTAIN
                  Companys 1994 Stock Incentive Plan.                               [     ]       [     ]      [      ]


Proposal 3.       Proposal to ratify the appointment of KPMG LLP                      FOR         AGAINST       ABSTAIN
                  as the independent auditors of the Company and                    [     ]       [     ]      [      ]
                  its subsidiaries for the year ending December 31,
                  2002.

                                                                                 The undersigned instructs that this Proxy be
                                                                                 voted as marked.

                                                                                 Dated:                               , 2002
                                                                                        -----------------------------

                                                                                 -------------------------------------------
                                                                                           Signature of Shareholder

                                                                                 -------------------------------------------
                                                                                           Signature if held jointly

                                                                                 Please sign your name as it appears on this
                                                                                 Proxy Card. In case of multiple or joint
                                                                                 ownership, all should sign. When signing as
                                                                                 attorney, executor, administrator, trustee
                                                                                 or guardian, give full title as such.

--------------------------------------------------------------------------------

         ! DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE !

  VOTE BY TELEPHONE                  VOTE BY MAIL                        VOTE 24 HOURS A DAY, 7 DAYS A WEEK!
----------------------          -------------------------
Call Toll-Free using a          Return your proxy card in            Your telephone vote must be received by
  touch-tone phone.                 the postage-paid                 10:59 p.m. (Central Time) on Monday, April
   1-800-542-1160                   envelope provided.               22, 2002, to be counted in the final
                                                                     tabulation.

                                                                     ------------------------------------------
                                                                              YOUR CONTROL NUMBER IS:
                                                                     ------------------------------------------

   IF YOU HAVE VOTED BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR
      PROXY CARD. THE TELEPHONE VOTING FACILITIES WILL CLOSE AT 10:59 P.M.
                       (CENTRAL TIME) ON APRIL 22, 2002.

Dear BancorpSouth Shareholder:

         Here is your opportunity to invest in additional shares of BancorpSouth, Inc. Common Stock with all brokerage commissions and service fees paid for you through our Shareholders Investment Service.

         The main features of the plan are:

- You may elect to reinvest your cash dividends in shares of BancorpSouth, Inc. Common Stock;

- You may purchase additional shares of BancorpSouth, Inc. Common Stock by making cash payments of $25.00 to $5,000.00 quarterly;

- The service is free of cost to you; we pay all brokerage commissions and service fees;

- Record keeping is simplified, and your stock is held for you in safekeeping until you request a certificate;

-        Participation is entirely voluntary and may be terminated at any time;
         and

- Your quarterly dividend and/or cash payment will be fully invested in whole and fractional shares on which any future dividends will be credited.

         If you have any questions about this plan or if you would like to receive a prospectus which describes the plan and the enrollment procedures in detail, please contact BancorpSouth, Inc., Dividend Reinvestment, Stock Transfer Department, P.O. Box 4625, Atlanta, GA 30302-4625, or call toll-free 1-800-568-3476.

                                    Sincerely,
                                    /s/ Aubrey B. Patterson
                                    Aubrey B. Patterson
                                    Chairman of the Board
                                    and Chief Executive Officer